Exhibit 23.2

CONSENT OF INDEPENDENT PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-8 (File No. 333-135402), Form S-3 (File No. 333-189180), Form S-8 (File No. 333-193405) and Form S-8 (File No. 333-32921) of Bear State Financial, Inc. of our report dated December 15, 2015, with respect to the financial statements of Metropolitan National Bank as of December 31, 2013 and for year then ended, included in this Current Report of Bear State Financial, Inc. on Form 8-K/A filed December 17, 2015.

/s/ Cummings, Ristau & Associates, P.C.

St. Louis, Missouri

December 17, 2015